Exhibit 99.1

Viveve Announces Second Quarter 2017 Financial Results and

Strategic Partnership with InControl Medical, LLC

Company achieves record global treatment tip sales with 46% growth over first quarter and acquires exclusive U.S. distribution rights for incontinence products to healthcare providers in U.S.

ENGLEWOOD, CO -- (Marketwired) – August 10, 2017 -- Viveve Medical Inc. (“Viveve”) (NASDAQ: VIVE), a medical technology company focused on women's health, today reported financial results for the second quarter ended June 30, 2017 and announced it has entered into an exclusive distribution agreement and strategic investment with InControl Medical, LLC (“InControl Medical”) of Brookfield, Wisconsin, a medical device company that manufactures and distributes devices to treat various incontinence conditions and strengthen pelvic floor muscles.

“During the second quarter, we continued to achieve our commercial objectives and experienced growing demand for our innovative technology in the U.S. We also reached a number of important milestones that support our global commercialization strategy,” said Patricia Scheller, chief executive officer and director of Viveve.

Q2 2017 Business Highlights

●	Recognized $3.1 million in total revenue for the second quarter of 2017
●	Achieved record number of global treatment tip sales of approximately 3,300 units – a 46% increase over the first quarter of 2017
●	Recorded strong U.S. capital sales with 60% of the second quarter of 2017 system sales attributed to the U.S. market
●	Secured $30 million debt financing to support continued global expansion and commercial operations
●	Selected for inclusion in the 2017 Russell 2000 Index
●	Opened new corporate headquarters in Englewood, Colorado
●	Expanded U.S. sales organization to 23 total in-field representatives to meet growing demand and customer support
●	Received regulatory approval in South Korea for expanded indication to include vaginal laxity

Q2 2017 Financial Results

Revenue for the second quarter of 2017 totaled $3,076,000 from the sale of 45 systems, 27 of which were sold in the U.S. market through direct sales, and approximately 3,300 treatment tips, compared to revenue of $1,556,000 for the same period in 2016, an increase of almost 100% year over year. Sales in the second quarter of 2016 included 40 systems and a much smaller quantity of treatment tips that were sold entirely outside the U.S. to Viveve distribution partners.

Gross profit for the second quarter of 2017 was $1,239,000, or 40% of revenue, compared to gross profit of $534,000, or 34% of revenue, for the same period in 2016. The increase in gross profit was primarily due to sales of 45 systems in the second quarter of 2017, which included 27 systems sold in the U.S. market through direct sales.

Total operating expenses for the second quarter of 2017 were $10,302,000, up from $5,078,000 in the same period in 2016, primarily as a result of increased costs to support U.S. commercialization and expansion into new international markets, research and development efforts, and strategies to protect our intellectual property, as well as other general corporate expenses. Selling, general and administrative expenses for the second quarter of 2017 increased primarily due to increased sales and marketing efforts to build brand and market awareness, expenses associated with being a public company.

Net loss for the second quarter of 2017 was $10,425,000, or a loss of $0.54 per share, compared with a net loss of $5,316,000, or a loss of $0.66 per share, for the same period in 2016.

Cash and cash equivalents were $31,060,000 as of June 30, 2017, an increase of $22,974,000 from $8,086,000 as of December 31, 2016.

Viveve now has an installed base of 304 systems worldwide, 87 of which were sold in the first half of 2017.

InControl Medical Distribution Agreement and Strategic Investment

“Completing an agreement with InControl Medical represents a significant opportunity for Viveve in the U.S. professional healthcare market. The addition of InControl Medical’s FDA cleared medical devices for stress, urge, and mixed incontinence as well as their products to improve pelvic floor strength enhances our portfolio with a range of high quality products that are used by healthcare professionals within Viveve’s currently targeted specialties,” said Ms. Scheller.

The finalized agreement grants Viveve exclusive distribution rights to all InControl Medical products for sale to healthcare providers in the United States. Viveve will also make a $2.5 million equity investment in InControl Medical.

“In addition to InControl Medical’s innovative devices to treat incontinence, their products aimed at improving patients’ pelvic floor strength and health complement the effectiveness of Viveve’s Geneveve treatment, that currently has regulatory clearance or approval in over 50 countries for the treatment of vaginal laxity and/or the improvement of sexual function. In the United States, the Viveve System is cleared by the FDA for general surgical procedures for electrocoagulation and hemostasis,” Ms. Scheller continued.

“We are pleased with the opportunity to partner with Viveve to enable wider distribution of our clinically proven devices to U.S. medical professionals who can help the millions of patients suffering from pelvic floor and related incontinence conditions. Our hope is that these products will allow more women to have better control and an improved quality of life. Viveve and InControl share a dedicated commitment to advancing solutions for women’s health,” said Herschel Peddicord, founder and chief executive officer of InControl Medical.

According to the National Association for Incontinence, an estimated 25 million adult Americans suffer from some form of urinary incontinence, and 75-80% of people affected are women. The proven-effective products by InControl Medical further expand the Viveve focus on therapeutic solutions that effectively address common conditions and unmet needs in women’s health.

Conference Call Information

The company will host a live conference call at 5:00 p.m. ET today. The conference call can be accessed at to http://dpregister.com/10110844. The dial-in telephone number will be provided upon registration either in advance of or at the time of the conference call. The conference call will be archived on the company’s website at http://ir.viveve.com/ir-calendar.

About Viveve

Viveve Medical, Inc. is a women's health and wellness company passionately committed to advancing new solutions to improve women's overall well-being and quality of life.  The internationally patented Viveve® System, that delivers the GENEVEVE™ treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) energy-based technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in one 30-minute in-office session.

In the United States, the Viveve System is cleared by the FDA for general surgical procedures for electrocoagulation and hemostasis. Consistent with approvals in many countries internationally, Viveve is currently in the process of submitting an IDE to the FDA to conduct a pivotal study on use of the device in the United States for improvement in sexual function. For more information visit Viveve's website at www.viveve.com.

About InControl Medical

InControl Medical, LLC is an innovative medical device company with a drive to establish its cost-effective, non-invasive devices as standard of care for male and female bladder and bowel leakage. The Company believes that first-line treatment should focus on improving the strength and support of the pelvic floor, restoring continence naturally. InControl Medical is the only company with treatment solutions for all types of incontinence in both men and women and the only company with a single device treatment for female stress, urge, and mixed urinary incontinence. The company has sold over 64,000 devices worldwide. For more information visit the InControl Medical website at www.incontrolmedical.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Geneveve is a trademark of Viveve, Inc.

Investor Relations contact:

Amato and Partners, LLC

90 Park Avenue, 17th Floor

New York, NY 10016

(212) 430-0360

admin@amatoandpartners.com

Media contact:
Sara Zelkovic
Berry & Company Public Relations
(212) 253-8881
szelkovic@berrypr.com

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$31,060	$8,086
Accounts receivable	3,800	2,091
Inventory	2,043	2,687
Prepaid expenses and other current assets	1,888	1,066
Total current assets	38,791	13,930
Property and equipment, net	987	483
Other assets	132	136
Total assets	$39,910	$14,549
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,344	$3,086
Accrued liabilities	2,181	2,186
Note payable, current portion	-	1,867
Total current liabilities	5,525	7,139
Note payable, noncurrent portion	18,392	7,762
Other noncurrent liabilities	-	53
Total liabilities	23,917	14,954
Stockholders’ equity (deficit):
Common stock and paid in capital	101,735	68,217
Accumulated deficit	(85,742)	(68,622)
Total stockholders’ equity (deficit)	15,993	(405)
Total liabilities and stockholders’ equity (deficit)	$39,910	$14,549

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenue	$3,076	$1,556	$6,117	$2,840
Cost of revenue	1,837	1,022	3,456	1,958
Gross profit	1,239	534	2,661	882

Operating expenses:
Research and development	3,440	2,463	5,828	4,259
Selling, general and administrative	6,862	2,615	12,312	5,163
Total operating expenses	10,302	5,078	18,140	9,422
Loss from operations	(9,063)	(4,544)	(15,479)	(8,540)
Interest expense, net	(1,345)	(765)	(1,608)	(873)
Other expense, net	(17)	(7)	(33)	(9)
Comprehensive and net loss	$(10,425)	$(5,316)	$(17,120)	$(9,422)

Net loss per share:
Basic and diluted	$(0.54)	$(0.66)	$(1.10)	$(1.21)

Weighted average shares used in computing net loss per common share
Basic and diluted	19,373,322	8,080,737	15,539,840	7,786,889